Exhibit 10.24
AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into by and between W.G. (Mickey) Holliman, of 4452 Lakewood, Belden, MS 38826 (“Holliman”) and Furniture Brands International, Inc., of 101 South Hanley Road, Saint Louis, MO 63105 (“FBN”), on the following terms and conditions.
R E C I T A L S
     (a) FBN’s Board of Directors previously agreed to make certain annual payments to Holliman, as set forth in the records of the company (the “Annual Payments”);
     (b) Holliman accepted the terms of the Annual Payments, as modified from time-to-time, which became payable upon his retirement as an FBN employee;
     (c) The parties acknowledge that the understanding regarding the Annual Payments has not previously been documented in a separate format and mutually agree that such documentation is appropriate; and
     (d) FBN’s Board of Directors reconfirmed the understanding, and delegated to FBN’s senior executive management the preparation and execution of an agreement in such a separate format on behalf of FBN, as set forth in the minutes of a Board of Directors meeting conducted on May 1, 2008.
          Accordingly, the parties hereby agree as follows:
     1. Purpose. The purpose of this Agreement is to document certain payments to be made to Mr. Holliman, as previously approved by the Board of Directors.
     2. Type of Plan. The Agreement is a non-qualified, unfunded deferred compensation plan exempt from Title I of ERISA, under Section 409A. Because the Annual Payments were earned and vested as of December 31, 2004, and remain unchanged, they are “grandfathered” as exempt from the requirements of Section 409A.
     3. Amount of Annual Payments. Under this Agreement, FBN shall pay Holliman the amount of One Million Dollars ($1,000,000.00) per year for a period of four (4) years.
     4. Annual Payments. The Annual Payments shall be made on: January 1, 2009; January 1, 2010; January 1, 2011; and January 1, 2012; provided, however, that no Annual Payment will be made within the six month period immediately following Holliman’s separation from service to the extent he is a specified employee, as such term is defined for purposes of the payment delay required under Section 409A (the “Delay Period”). Payments subsequent to the Delay Period will be made on each subsequent date as scheduled.
     5. Payment of Beneficiary/Estate. In the event Holliman becomes deceased before all of the Annual Payments are made, any remaining payments shall be made to any beneficiary (or beneficiaries) that he designates in writing and submits to FBN, who will receive such payments under this Agreement. In the absence of such a designation, payments shall be made to Holliman’s estate, in accordance with the payment schedule that would otherwise apply if he had survived the term of this Agreement.
     6. Vesting. FBN acknowledges and agrees that Holliman’s right to the Annual Payments under this agreement is fully vested and non-forfeitable.
     7. Source of Funds. FBN’s obligations under this Agreement will be satisfied from its general assets. Holliman acknowledges and agrees that the Annual Payments are not secured by FBN, However, FBN’s Board of Directors may, in its sole discretion, establish alternative means to secure its obligations under this Agreement.
     8. Administration. FBN’s obligations under this Agreement shall be administered by the Human Resources Committee of its Board of Directors (the “Committee”), including authorization to interpret and make any such other determinations under the Agreement. FBN shall be responsible for payment of all expenses incurred by the Committee in administration of the Agreement. Holliman acknowledges and agrees that directors who serve as Committee members shall not be individually liable for any act or omission in administering the Agreement, except in the event of individual willful misconduct. FBN shall indemnify and hold harmless any director who serves as a Committee member against any and all expenses and liabilities, including reasonable attorney fees, arising out of their administration of the Agreement, except for such expenses and liabilities incurred as a result of the individual Committee member’s willful misconduct.
     9. Applicable Withholding. The Annual Payments shall be subject to and reduced by FBN’s withholding obligations required to satisfy applicable Federal, state, and local taxes, or any other applicable legal withholding requirements.
     10. Non-Assignment of Benefits. The Annual Payments provided under this Agreement may not be assigned by Holliman to any third party except as provided under paragraph 5.
     11. Enforcement. FBN shall be responsible to reimburse Holliman for reasonable attorneys’ fees and costs incurred in the enforcement of any breach committed by FBN of its obligations under this Agreement, unless such action is deemed frivolous by a court of competent jurisdiction.
     12. Governing Law. This Agreement shall be governed by the laws of the State of Missouri.

Dated: June 23, 2008	By:	/s/ W.G. HOLLIMAN W.G. HOLLIMAN

FURNITURE BRANDS INTERNATIONAL, INC.

Dated: June 23, 2008	By: Its:	/s/ Dennis Harrish Dennis Harrish Director Compensation